SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                           Fleetwood Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    339099103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)



     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   339099103
            ---------------------

1.   NAME OF REPORTING PERSONS

     Sleep, Zakaria & CO Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,577,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,577,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,577,648

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No.    339099103
             ---------------------

1.   NAME OF REPORTING PERSONS

     The Nomad Investment Partnership L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,577,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,577,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,577,648

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No.    339099103
             ---------------------

1.   NAME OF REPORTING PERSONS

     Sleep, Zakaria & CO [Cayman] Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,577,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,577,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,577,648

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No.    339099103
             ---------------------

1.   NAME OF REPORTING PERSONS

     Qais Zakaria

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,577,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,577,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,577,648

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.    339099103
             ---------------------

1.   NAME OF REPORTING PERSONS

     Nicholas Sleep

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,577,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,577,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,577,648

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.  339099103
           ---------------------

Item 1(a).  Name of Issuer:

            Fleetwood Enterprises, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3125 Myers Street, Riverside, CA 92503-5527
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Sleep, Zakaria & CO Ltd.
            The Nomad Investment Partnership L.P.
            Sleep, Zakaria & CO [Cayman] Ltd.
            Qais Zakaria
            Nicholas Sleep
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Sleep, Zakaria & CO Ltd.
            1A Burnsall Street
            London, SW3 3SR
            United Kingdom

            The Nomad Investment Partnership L.P.
            PO Box 61 GT
            Harbour Centre, George Town
            Grand Cayman KY1-1102, Cayman Islands
            British West Indies

            Sleep, Zakaria & CO [Cayman] Ltd.
            PO Box 61 GT
            Harbour Centre, George Town
            Grand Cayman KY1-1102, Cayman Islands
            British West Indies

            Qais Zakaria
            1A Burnsall Street
            London, SW3 3SR
            United Kingdom

            Nicholas Sleep
            1A Burnsall Street
            London, SW3 3SR
            United Kingdom
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Sleep, Zakaria & CO Ltd. - United Kingdom
            The Nomad Investment Partnership L.P. - Cayman Islands
            Sleep, Zakaria & CO [Cayman] Ltd. - Cayman Islands
            Qais Zakaria - United Kingdom
            Nicholas Sleep - United Kingdom
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            339099103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Sleep, Zakaria & CO Ltd. - 2,577,648
         The Nomad Investment Partnership L.P - 2,577,648
         Sleep, Zakaria & CO [Cayman] Ltd. - 2,577,648
         Qais Zakaria - 2,577,648
         Nicholas Sleep - 2,577,648
         -----------------------------------------------------------------------

     (b) Percent of class:

         Sleep, Zakaria & CO Ltd. - 1.2%
         The Nomad Investment Partnership L.P - 1.2%
         Sleep, Zakaria & CO [Cayman] Ltd. - 1.2%
         Qais Zakaria - 1.2%
         Nicholas Sleep - 1.2%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

Sleep, Zakaria & CO Ltd.:

         (i)   Sole power to vote or to direct the vote                      0
                                                                  -------------,

         (ii)  Shared power to vote or to direct the vote            2,577,648
                                                                  -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                  -------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        2,577,648
                                                                  -------------.

The Nomad Investment Partnership L.P :

         (i)   Sole power to vote or to direct the vote                      0
                                                                  -------------,

         (ii)  Shared power to vote or to direct the vote            2,577,648
                                                                  -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                  -------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        2,577,648
                                                                  -------------.

Sleep, Zakaria & CO [Cayman] Ltd.:


         (i)   Sole power to vote or to direct the vote                      0
                                                                  -------------,

         (ii)  Shared power to vote or to direct the vote            2,577,648
                                                                  -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                  -------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        2,577,648
                                                                  -------------.

Qais Zakaria:

         (i)   Sole power to vote or to direct the vote                      0
                                                                  -------------,

         (ii)  Shared power to vote or to direct the vote            2,577,648
                                                                  -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                  -------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        2,577,648
                                                                  -------------.

Nicholas Sleep:

         (i)   Sole power to vote or to direct the vote                      0
                                                                  -------------,

         (ii)  Shared power to vote or to direct the vote            2,577,648
                                                                  -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                  -------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        2,577,648
                                                                  -------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              January 23, 2009
                                    ----------------------------------------
                                                  (Date)


                                    SLEEP, ZAKARIA & CO LTD.*

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                 Qais Zakaria
                                                  Director

                                    THE NOMAD INVESTMENT PARTNERSHIP L.P.*

                                         By: Sleep, Zakaria & CO [Cayman] Ltd.
                                             Its General Partner

                                         By: Sleep, Zakaria & CO Ltd.
                                             Its Sole Shareholder

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                 Qais Zakaria
                                                 Director

                                    SLEEP, ZAKARIA & CO [CAYMAN] LTD.*

                                         By: Sleep, Zakaria & CO Ltd.
                                             Its Sole Shareholder

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                 Qais Zakaria
                                                 Director

                                    QAIS ZAKARIA*

                                         /s/ Qais Zakaria
                                         ---------------------

                                    NICHOLAS SLEEP*

                                             /s/ Nicholas Sleep
                                             ---------------------

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated January 23, 2009 relating to the Common Stock of Fleetwood Enterprises, Inc. shall be filed on behalf of the undersigned.

                                    SLEEP, ZAKARIA & CO LTD.

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                   Qais Zakaria
                                                   Director

                                    THE NOMAD INVESTMENT PARTNERSHIP L.P.

                                         By: Sleep, Zakaria & CO [Cayman] Ltd.
                                             Its General Partner

                                         By: Sleep, Zakaria & CO Ltd.
                                             Its Sole Shareholder

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                 Qais Zakaria
                                                 Director

                                    SLEEP, ZAKARIA & CO [CAYMAN] LTD.

                                         By: Sleep, Zakaria & CO Ltd.
                                             Its Sole Shareholder

                                         By: /s/ Qais Zakaria
                                             ---------------------
                                                 Qais Zakaria
                                                 Director

                                    QAIS ZAKARIA

                                         /s/ Qais Zakaria
                                         ---------------------

                                    NICHOLAS SLEEP

                                         /s/ Nicholas Sleep
                                         ---------------------



SK 00468 0164 954460